PRESS RELEASE For immediate release

NVE Corporation Reports Fourth Quarter and Fiscal Year Results
and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—May 4, 2022—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and fiscal year ended March 31, 2022.

Total revenue for the fourth quarter of fiscal 2022 increased 15% to $6.72 million from $5.86 million for the prior-year quarter. The increase was due to a 12% increase in product sales and a 104% increase in contract research and development revenue. Net income for the fourth quarter of fiscal 2022 increased 22% to $3.82 million, or $0.79 per diluted share, compared to $3.13 million, or $0.65 per share, for the prior-year quarter.

For fiscal 2022, total revenue increased 26% to $27.0 million from $21.4 million for the prior fiscal year. The increase was due to a 26% increase in product sales and a 36% increase in contract research and development revenue. Net income increased 24% to $14.5 million, or $3.00 per diluted share, compared to $11.7 million, or $2.42 per share, for fiscal 2021.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable May 31, 2022 to shareholders of record as of May 16, 2022.

“We are pleased to report strong revenue and earnings growth for the fourth quarter and fiscal year despite industry supply-chain disruptions,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, our dependence on critical suppliers and packaging vendors, and risks related to supply-chain disruptions, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND YEARS ENDED MARCH 31, 2022 AND 2021 (Unaudited)
	Quarter Ended March 31
	2022	2021
Revenue
Product sales	$6,367,082	$5,690,400
Contract research and development	352,455	172,437
Total revenue	6,719,537	5,862,837
Cost of sales	1,564,370	1,268,704
Gross profit	5,155,167	4,594,133
Expenses
Research and development	813,244	785,590
Selling, general, and administrative	247,428	291,878
Total expenses	1,060,672	1,077,468
Income from operations	4,094,495	3,516,665
Interest income	302,609	332,046
Income before taxes	4,397,104	3,848,711
Provision for income taxes	581,084	714,241
Net income	$3,816,020	$3,134,470
Net income per share – basic	$0.79	$0.65
Net income per share – diluted	$0.79	$0.65
Weighted average shares outstanding
Basic	4,832,630	4,833,232
Diluted	4,833,253	4,835,370

	Year Ended March 31
	2022	2021
Revenue
Product sales	$25,867,649	$20,540,557
Contract research and development	1,119,321	825,689
Total revenue	26,986,970	21,366,246
Cost of sales	6,263,090	4,121,461
Gross profit	20,723,880	17,244,785
Expenses
Research and development	2,925,874	3,184,754
Selling, general, and administrative	1,469,321	1,316,427
Total expenses	4,395,195	4,501,181
Income from operations	16,328,685	12,743,604
Interest income	1,171,128	1,498,148
Income before taxes	17,499,813	14,241,752
Provision for income taxes	2,992,312	2,547,368
Net income	$14,507,501	$11,694,384
Net income per share – basic	$3.00	$2.42
Net income per share – diluted	$3.00	$2.42
Weighted average shares outstanding
Basic	4,833,661	4,834,054
Diluted	4,835,639	4,834,462

NVE CORPORATION BALANCE SHEETS MARCH 31, 2022 AND 2021
	March 31, 2022	March 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$10,449,510	$10,427,340
Marketable securities, short-term	20,839,683	7,678,957
Accounts receivable, net of allowance for uncollectible accounts of $15,000	4,704,829	1,964,281
Inventories	5,088,635	3,900,777
Prepaid expenses and other assets	420,520	391,278
Total current assets	41,503,177	24,362,633
Fixed assets
Machinery and equipment	9,739,244	9,254,664
Leasehold improvements	1,810,872	1,810,872
	11,550,116	11,065,536
Less accumulated depreciation and amortization	10,943,731	10,728,853
Net fixed assets	606,385	336,683
Deferred tax assets	483,469	73,538
Marketable securities, long-term	24,314,211	47,038,669
Right-of-use asset – operating lease	560,250	689,216
Total assets	$67,467,492	$72,500,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$943,535	$336,591
Accrued payroll and other	1,356,689	540,474
Operating lease	156,121	150,273
Total current liabilities	2,456,345	1,027,338
Operating lease	446,018	581,459
Total liabilities	2,902,363	1,608,797

Shareholders’ equity
Common stock	48,308	48,332
Additional paid-in capital	19,256,485	19,338,127
Accumulated other comprehensive income	(318,120)	1,101,119
Retained earnings	45,578,456	50,404,364
Total shareholders’ equity	64,565,129	70,891,942
Total liabilities and shareholders’ equity	$67,467,492	$72,500,739